EXHIBIT 99.1

Boole & Babbage Announces That Platinum Technology Withdraws Motion for Preliminary Injunction

SAN JOSE, Calif.--(BUSINESS WIRE)--Jan. 4, 1999--Boole & Babbage, Inc. (Nasdaq:BOOL) today announced that Platinum Technology, Inc. (Nasdaq:PLAT) withdrew its Motion For Preliminary Injunction in which it sought to void the merger agreement between Boole and BMC Software, Inc. (Nasdaq:BMCS) and to require Boole to negotiate exclusively with Platinum for an uninterrupted 120-day period.

The hearing on Platinum's Motion that was originally scheduled for Jan. 6, 1999 has been canceled by Platinum. Accordingly, Platinum's efforts to enjoin the merger have been abandoned.

Boole also announced that Platinum has advised Boole and BMC that it intends to drop its claims against BMC.

Platinum originally filed its Complaint against Boole and BMC on Nov. 13, 1998 in the Circuit Court of the Eighteenth Judicial Circuit Chancery Division, Dupage County, Wheaton, Ill.

Platinum recently filed under seal a motion for leave to amend its Complaint, and Boole recently filed a motion for leave to assert a counterclaim challenging Platinum's allegations. On Jan. 4, 1999, Platinum and the Court agreed to permit Boole to file its counterclaim, and the Court set a hearing for Jan. 22, 1999 on Platinum's motion for leave to amend its Complaint.

Boole continues to believe that the claims by Platinum are without merit and intends to continue to vigorously defend itself against such claims. Boole also continues to believe that the BMC merger agreement is in the best interests of its stockholders.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including (a) risks and uncertainties relating to the Platinum litigation and the likelihood and timing of the proposed transaction between Boole and BMC, and (b) risks and uncertainties detailed from time to time in Boole's SEC reports, including its Form 10-K Annual Report for fiscal 1998 and the Form S-4 Registration Statement relating to the BMC merger, filed by BMC on Nov. 13, 1998.

About Boole & Babbage

Boole & Babbage is a leader in availability and service level management for distributed systems. Its Enterprise Automation product lines provide a flexible and scaleable set of solutions used by many Fortune 1000 companies to centralize all the IT operations, including systems, applications, databases, middleware, and Web technologies, into a coherent business view to reduce overall business costs.

Founded in 1967 and named after two 19th century forerunners to the modern computing industry (George Boole -- of Boolean algebra and Charles Babbage -- the Babbage Computing Machine) the company today is the oldest publicly-traded independent software vendor in the

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systems management  industry with revenues of about $225 million,  930 employees and 43 offices in 26 countries. For more investor information, visit us on the Web at www.boole.com, or call 800/722-6653 ext. 3417.

Note to Editors: Boole & Babbage is a registered trademark of Boole & Babbage, Inc. All other names and trademarks are property of their respective owners.

CONTACT: Boole & Babbage
         Arthur Knapp, 408/526-3333
         aknapp@boole.com